UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

Form 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  April 5, 2010

Garmin Ltd.
(Exact name of registrant as specified in its charter)

Cayman Islands (State or other jurisdiction of incorporation)	0-31983 (Commission File Number)	98-0229227 (I.R.S. Employer Identification No.)

P.O. Box 10670, Grand Cayman KY1-1006
Suite 3206B, 45 Market Street, Gardenia Court
Camana Bay, Cayman Islands
 (Address of principal executive office)(Zip Code)

(345) 640-9050
 (Registrant's telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01                      Regulation FD Disclosure

In connection with the proposed redomestication of Garmin Ltd. (the "Company") from the Cayman Islands to Switzerland, the details of which are provided in the Company's preliminary proxy statement filed with the Securities and Exchange Commission on March 17, 2010, the board of directors of the Company anticipates that it will redeem the rights that were issued to the Company's shareholders pursuant to that certain Rights Agreement between the Company and Computershare Limited, as successor to UMB Bank, n.a., dated as of October 25, 2001, as amended on November 7, 2005 (the "Rights Agreement"), in accordance with Section 23 thereof.  On April 5, 2010, the board of directors of the Company resolved to provide notice to the NASDAQ Global Select Market of its anticipated redemption of the rights, as required by SEC Rule 10b-17 and NASDAQ Marketplace Rule 5250(e)(6).  The board anticipates that it will redeem the rights at a price of $0.001 per right, which reflects an adjustment of the original redemption price of $0.002 due to the Company's two-for-one stock split effected on August 15, 2006.  The board also anticipates that the record date for the redemption of the rights will be April 15, 2010.  The board desires to redeem the rights because Swiss law does not permit a Swiss company to maintain a shareholder rights plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Garmin Ltd.

By:	/s/ Andrew R. Etkind
Andrew R. Etkind Vice President, General Counsel and Secretary

Date: April 5, 2010